barr
                 Pharmaceutical Inc.

400 Chestnut Ridge Road
Woodcliff Lake, NJ 07677
201-930-3300

CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barriabs.com

N E W S R E L E A S E

Barr Names G. Frederick Wilkinson President and COO of Duramed
Pharmaceuticals, Inc.
Paul M. Bisaro Named President, Barr Pharmaceuticals, Inc.

Woodcliff Lake, NJ – January 10, 2006... Barr Pharmaceuticals, Inc. (NYSE: BRL) today announced that G. Frederick Wilkinson has agreed to join the Company as President and Chief Operating Officer of Duramed Pharmaceuticals, Inc., Barr’s proprietary products subsidiary. In this position, Wilkinson will be responsible for managing all aspects of the Company’s proprietary operations.

“In the past five years, our proprietary products business has grown into a $400 million dollar a year business with over 400 employees, 17 marketed products, increased corporate development activities, and over a dozen R&D projects in various stages of development. With this increasing scope of activity, it is appropriate to have a management structure dedicated to these operations,” said Bruce L. Downey, Barr’s Chairman and CEO. “Fred brings more than 25 years of experience to Duramed, and is well-qualified to lead this effort. We are confident that his skills will help ensure the continued momentum of our proprietary product business.”

The Company also announced that Paul M. Bisaro has been promoted to the newly created position of President and Chief Operating Officer of Barr Pharmaceuticals, Inc. and that Wilkinson will report to Bisaro. In his new capacity, Bisaro will be responsible for coordinating the activities of Barr’s proprietary and generic businesses and will continue to serve as President of Barr Laboratories, Inc., Barr’s generic subsidiary. Bisaro joined the Company in 1992 as General Counsel. He was named President and COO of Barr Laboratories in 2001.

“The promotion of Paul will ensure that we can effectively allocate the resources of the entire Company and coordinate the activities of the two operating divisions more effectively,” Downey added.

Wilkinson joins Duramed Pharmaceuticals from Columbia Laboratories where he served as Chief Executive Officer, President and a member of the Board of Directors since 2001. From 1996 to 2001, he worked at Watson Pharmaceuticals, where he was Chief Operating Officer and Senior Vice-President. Prior to joining Watson, he spent sixteen years at Sandoz Pharmaceutical Corporation in numerous senior managerial positions of increasing responsibility. Wilkinson received his M.B.A. from Capital University in 1984 and a B.S. in Pharmacy from Ohio Northern University in 1979. He began his career as a Staff Pharmacist at Riverside Methodist Hospital in Columbus, Ohio.

barr
                 Pharmaceutical Inc.

Duramed Pharmaceuticals currently markets 17 proprietary pharmaceutical products, with an emphasis on female healthcare. These products include the Company’s SEASONALE® extended-cycle oral contraceptive, Cenestin® hormonal agent, Plan B® emergency contraceptive and ParaGard® IUD. Duramed currently has four New Drug Applications pending at the U.S. Food and Drug Administration and several proprietary products in clinical development, one of which is in Phase III studies.

About Barr Pharmaceuticals, Inc.
Barr Pharmaceuticals, Inc. is a holding company, whose principal subsidiaries, Barr Laboratories, Inc. and Duramed Pharmaceuticals, Inc., develop, manufacture and market generic and proprietary pharmaceuticals. Duramed Pharmaceuticals, Inc. is the proprietary products unit of the Company, with a focus on Female Healthcare products.

Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing our new enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; changes in generally accepted accounting principles; and other risks detailed from time-to-time in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

barr
                 Pharmaceutical Inc.

The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.

[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website //www.barrlabs.com. For complete indications, warnings and contraindications, contact barr laboratories’ product information department at 1-800-barr lab. all trademarks referenced herein are the property of their respective owners.]

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